Exhibit 5

October 7, 2005

Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City, California 94063

Re:	Registration of Shares of Openwave Systems Inc. Common Stock

Ladies and Gentlemen:

We refer to an aggregate of 5,266,732 shares of common stock, par value $0.001 per share (the “Shares”), of Openwave Systems Inc., a Delaware corporation (the “Company”), which are the subject of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Of such Shares subject to the Registration Statement, 3,266,732 are to be issued under the Company’s 1995 Stock Plan (the “1995 Plan”) and 2,000,000 are to be issued under the Company’s 1996 Stock Plan (the “1996 Plan” and, collectively with the 1995 Plan, the “Plans”).

We have examined the Registration Statement, a form of the share certificate, and the Plans (which have been previously filed with the Commission as exhibits to the Company’s periodic filings pursuant to the Securities Exchange Act of 1934, as amended). We also have examined the originals, or photostatic, certified or conformed copies or duplicates, of such records of the Company, certificates of officers of the Company and of public officials, and such other agreements, documents or other instruments as we have determined relevant and necessary or appropriate in connection with the rendering of the opinion set forth below, including but not limited to records of the corporate proceedings of the Company and certificates and assurances from public officials, officers and representatives of the Company. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth.

In rendering the opinion expressed below, we have assumed:

(a) The genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

(b) There are no agreements or understandings between or among the Company and any participants in either Plan that would expand, modify or otherwise affect the terms of either Plan or the respective rights or obligations of the participants thereunder.

Openwave Systems Inc.

October 7, 2005

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares, and (2) upon (a) the issuance of the Shares in accordance with the terms of the Plan under which the right to acquire the Shares is granted and (b) the payment of the consideration therefore pursuant to the terms of such Plan, the Shares will be validly issued, fully paid and nonassessable.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

A. Our opinions set forth herein are limited to the effect of the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and to the present reported judicial interpretations thereof) and to the facts as they presently exist. Although we are not admitted to practice in the State of Delaware, we are familiar with the Delaware General Corporation Law and have made such investigation thereof as we deemed necessary or desirable for the purpose of rendering the opinion contained herein. We assume no obligation either to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed or to revise or supplement our opinions in respect of any circumstances or events that occur subsequent to the date hereof.

B. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

C. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) contained in either of the Plans or elsewhere, (ii) the rights of any person, or any duties owing to such person, with respect to matters relating to either or both of the Plans that is broadly or vaguely stated or does not describe the right or duty with reasonable specificity, or (iii) any provision in either of the Plans or elsewhere relating to indemnification, exculpation or contribution with respect to matters relating to either or both Plans.

This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the prospectus contained in or incorporated by reference to the Registration Statement. Except as herein stated, this opinion letter may not be relied upon by you for any other purpose, or be relied upon by, or

Openwave Systems Inc.

October 7, 2005

furnished to, any other person, firm or corporation without our prior written consent. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP